Exhibit 5.1

[_], 2018

Concrete Pumping Holdings Acquisition Corp.

28 West 44th Street, Suite 501

New York, New York 10036

Re: Concrete Pumping Holdings Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Concrete Pumping Holdings Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 10, 2018, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to, among other things, the Agreement and Plan of Merger, dated September 7, 2018 (the “Merger Agreement”), by and among the Company, Industrea Acquisition Corp. (“Industrea”), Concrete Pumping Holdings, Inc., a Delaware corporation (“CPH”), certain subsidiaries of the Company, and PGP Investors, LLC, solely in its capacity as the initial Holder Representative, pursuant to which (a) a wholly owned indirect subsidiary of the Company will be merged with and into CPH, with CPH surviving the merger as a wholly owned indirect subsidiary of the Company, and (b) a wholly owned direct subsidiary of the Company will be merged with and into Industrea, with Industrea surviving the merger as a wholly owned subsidiary of the Company. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.” Following the Business Combination, Industrea’s outstanding warrants (the “Warrants”) will become exercisable for shares of the Company’s common stock, par value $0.0001 per share (“Company common stock”), and no other changes will be made to the terms of any Warrants as a result of the Business Combination. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Merger Agreement by the Company’s stockholders.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the certificates of merger prepared pursuant to the Merger Agreement and to be filed with the Secretary of State of the State of Delaware (the “Secretary”) in connection with the Business Combination (the “Merger Certificates”); (iv) the form of Certificate of Incorporation of the Company to be effective upon the consummation of the Business Combination (the “Certificate of Incorporation”); (v) the form of Bylaws of the Company to be effective upon the consummation of the Business Combination; (vi) the Warrant Agreement, dated July 26, 2017, between Industrea and Continental Stock Transfer & Trust Company; and (vii) a specimen Company common stock certificate.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Secretary in accordance with Section 103 of the DGCL, that no other certificate or document has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Secretary and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

2.	Prior to the issuance of the shares of Company common stock: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the stockholders of the Company will have approved and adopted the Merger Agreement; (iii) the Merger Certificates will have been filed with and accepted by the Secretary; (iv) the Business Combination will have been consummated; and (v) the Business Combination will have become effective under the DGCL.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	Upon consummation of the Business Combination, the Company common stock issued in connection with the Business Combination will be duly authorized, validly issued, fully paid and non-assessable.

[_], 2018 Page 2

2.	Upon consummation of the Business Combination, each issued and outstanding Warrant will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,